Exhibit 99

Ameron International Corp. Announces Quarterly Dividend of $.30 Per Share and Annual Meeting on March 24, 2010

PASADENA, Calif.--(BUSINESS WIRE)--January 13, 2010--The Board of Directors of Ameron International Corporation (NYSE:AMN) declared a quarterly dividend of 30 cents per share of common stock payable February 16, 2010 to stockholders of record on January 28, 2010 and established February 9, 2010 as the record date in connection with its Annual Meeting of Stockholders which will be held on Wednesday, March 24, 2010.

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President and Chief Financial Officer
Telephone: 626-683-4000